FALL 2016 FINAL LEASING RESULTS

		Opening Occupancy		Year Over Year Change In
	Design Beds	2016	2015	Occupancy	Rate	Total Revenue

Same-Communities - by Tier
Prior Year Occupancy Below 90% (Tier 1)	2,000	79.9%	82.5%	(2.6)%	0.3%	(2.3)%
Prior Year Occupancy 90% to 96.9% (Tier 2)	4,558	96.9%	95.2%	1.7%	2.1%	3.8%
Prior Year Occupancy 97% and Above (Tier 3)	20,979	98.2%	99.8%	(1.6)%	3.8%	2.2%
Total Same-Communities	27,537	96.7%	97.8%	(1.1)%	3.4%	2.3%
Total New-Communities	4,685	88.8%
Total Communities	32,222	95.6%

Note: The same-community designation for leasing purposes is different than for financial statement purposes. A community is considered same-community for leasing when the Company has managed the leasing process for at least two leasing cycles, including the 2016/2017 leasing cycle.